FOR IMMEDIATE RELEASE	CONTACT INFORMATION Bob G. Scott, COO 817-877-2660

SUMMIT BANCSHARES, INC. TO ACQUIRE
ARLINGTON NATIONAL BANK

FORT WORTH, TEXAS: February 5, 2004: Summit Bancshares, Inc. [NASDAQ: SBIT] announced today that it has entered into a definitive agreement to acquire ANB Financial Corporation and its subsidiary, Arlington National Bank, in a cash transaction. The transaction will require the approval of ANB Financial's shareholders and certain regulatory authorities and is expected to close during the second quarter of 2004.

The privately held Arlington National Bank has four branches in Arlington with assets of $90 million and deposits of $82 million as of December 31, 2003.

Philip E. Norwood, chairman, president, and CEO of Summit Bancshares, Inc. stated, “Arlington National Bank, with its four Arlington locations and an experienced staff committed to delivering superior banking services, is a natural fit for Summit’s expansion into this great market. Our existing customers in this market, representing $96 million in loans and $37 million in deposits, will now have the added convenience of four additional physical locations with customer-focused employees to transact their banking and financial services business. Summit is committed to increasing its market share in Tarrant County and the addition of ANB will play a big part in reaching that goal.”

H. G. Leffler, president of ANB, echoed Norwood’s comments, “Summit Bank is the right choice for our employees, customers and community. Our customers will have access to a broader array of financial services. Plus, seven additional Tarrant County locations will provide greater convenience and access for their banking and financial services transactions. We look forward to becoming a part of the Summit organization because of its commitment to highly personalized, quality service. In addition, having access to Summit’s commercial business services—like cash management and a lending limit in excess of $11 million—will give us the ability to compete for a much larger part of the commercial market in Arlington.” Leffler will remain with Summit as president of the Arlington group.

Summit Bancshares, founded in 1975, had assets of $795 million and deposits of $641 million as of December 31, 2003. Its subsidiary, Summit Bank, N.A., operates seven [7] full-service banking locations throughout Tarrant County, Texas. The expansion into Arlington will extend the bank’s presence into the eastern part of Tarrant County.

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Summit Bank: ADD ONE

In addition to banking services, Summit also offers financial services through Summit Investment Services, Summit Life and Benefits, Summit Property and Casualty, and the Summit Mortgage Group. Trust services will also become a part of the bank’s financial products following the merger. More information about Summit can be found on the bank’s web site at www.summitbank.net.

Certain statements contained in this media release that are not statements of historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted” and similar words or expressions are intended to identify such forward-looking statements. A number of risks and uncertainties may cause actual results to differ materially from those in such statements, including: (1) local, regional and international economic conditions and the impact they may have on the Corporation and its customers; (2) the effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; (3) inflation, interest rate, market and monetary fluctuations; (4) political instability; (5) acts of war or terrorism; (6) the timely development and acceptance of new products and services and perceived overall value of these products and services by users; (7) changes in consumer spending, borrowings and savings habits; (8) technology changes; (9) acquisitions and integration of acquired businesses; (10) the ability to increase market share and control expenses; (11) changes in the competitive environment among financial holding companies; (12) the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which the Corporation and its subsidiaries must comply; (13) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board; (14) changes in the Corporation’s organization, compensation and benefit plans; (15) the costs and effects of litigation and of unexpected or adverse outcomes in such litigation; (16) costs or difficulties related to the integration of the businesses of the Corporation being greater than expected; and (17) the Corporation’s success at managing the risks involved in the foregoing.